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                                                                  EXHIBIT (d)(3)

                     AMERICAN GENERAL LIFE INSURANCE COMPANY

                        TERM LIFE INSURANCE BENEFIT RIDER
                   PROVIDING ANNUALLY RENEWABLE TERM INSURANCE

AMERICAN GENERAL LIFE INSURANCE COMPANY has issued this rider as a part of the policy to which it is attached.

WE WILL PAY THE DEATH BENEFIT AMOUNT to the beneficiary, as defined in this rider, if the Rider Insured dies while the policy and this rider are in force. Payment will be made after We receive due proof of the death of the Rider Insured subject to the terms of this rider and the policy to which it is attached.

RIDER INSURED. The Insured under the policy to which this rider is attached is the Rider Insured.

DATE OF ISSUE. The Date of Issue of this rider must be the same as the Date of Issue of the policy.

DEATH BENEFIT AMOUNT. The Death Benefit Amount for this rider and for the policy to which this rider is attached will vary according to the Death Benefit Option in effect at the time of death. It will be calculated as follows:

OPTION 1. If You have chosen Option 1, the Death Benefit Amount will be the greater of:

1. The policy Specified Amount plus the Rider Death Benefit on the date of death; or

2. The Accumulation Value on the date of death multiplied by the applicable Death Benefit Corridor Rate.

OPTION 2. If You have chosen Option 2, the Death Benefit Amount will be the greater of:

1. The policy Specified Amount plus the Rider Death Benefit plus the Accumulation Value on the date of death; or

2. The Accumulation Value on the date of death multiplied by the applicable Death Benefit Corridor Rate.

OPTION 3. If You have chosen Option 3, the Death Benefit Amount will be the amount payable under Option 1 plus the sum of all premiums paid for this policy, including premiums for any riders, less any amounts waived by the Company under a waiver of monthly deduction benefit, except as follows:

     Premium payments after a partial surrender will not increase the Death Benefit Amount until the sum of premiums paid from the date of the partial surrender exceeds the amount of the partial surrender.

RIDER MONTHLY EXPENSE CHARGE. A Rider Monthly Expense Charge will be deducted from the Accumulation Value of the policy. Such charge applies to the Initial Rider Death Benefit and to any increase in Rider Death Benefit. The Rider Monthly Expense Charge for the Initial Rider Death Benefit is shown on the Policy Schedule. The duration of the charge for the Initial Rider Death Benefit and any increase in Rider Death Benefit is also shown on the Policy Schedule. The Rider Monthly Expense Charge for any increase in the Rider Death Benefit will be provided in an endorsement to the policy. Any decrease in the Rider Death Benefit will not change the Rider Monthly Expense Charge then in effect.

THE MONTHLY COST OF INSURANCE. The monthly cost of insurance for the Initial Rider Death Benefit and for each Rider Death Benefit increase will be calculated at the beginning of each policy month on the

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Monthly Deduction Day. The monthly cost of insurance for such Death Benefit will be based on the Rider Insured's:

1.   Gender (if issued on a Sex Distinct basis);

2.   Age nearest birthday on each policy anniversary;

3. Premium Class associated with the Initial Rider Death Benefit and each increase in Rider Death Benefit; and

4.   Net Amount at Risk allocated to this rider.

The guaranteed monthly cost for each $1,000 of coverage is shown in the Table of Guaranteed Monthly Cost of Insurance Rates in the policy. We can use cost of insurance rates that are lower than the guaranteed rates. The cost of insurance will be deducted from the Accumulation Value of the policy.

If the policy to which this rider is attached contains a waiver of monthly deduction or waiver of premium rider, an additional charge for waiver coverage will be made for this rider. Such additional charge will be determined from the table of rates in the rider providing waiver coverage.

INCREASING THE RIDER DEATH BENEFIT. You may apply for an increase in the Rider Death Benefit at any time. If You apply for an increase in the Rider Death Benefit, We will require an application and evidence of insurability satisfactory to Us. The proportion of the Specified Amount under the base policy to the Rider Death Benefit following an increase may be in any proportion as long as such Specified Amount is at least 10% of the total amount of coverage provided by the policy and rider.

An increase will be effective on the Monthly Deduction Day on or next following the date the application for increase is approved by Us.

DECREASING THE TOTAL AMOUNT OF COVERAGE (POLICY SPECIFIED AMOUNT PLUS RIDER DEATH BENEFIT). After the first policy year, the total amount of coverage may be decreased subject to the following requirements:

1.   The application for decrease must be In Writing;

2. A decrease will not be allowed if the sum of the Specified Amount under the base policy plus the Rider Death Benefit would be reduced to an amount less than $100,000; and

3. The effective date of any decrease will be the first Monthly Deduction Day following receipt of a request for a decrease.

Any such decrease will be applied in the following order:

1. Against the total amount of coverage (policy Specified Amount plus Rider Death Benefit) provided by the most recent increase, with the decrease applying first to the entire Rider Death Benefit portion of such increase, if any, followed by the policy Specified Amount portion;

2. Against the next most recent increases successively with the decrease of each prior increase applying first to the entire Rider Death Benefit portion of such increase, if any, followed by the policy Specified Amount portion;

3. Against the total amount of coverage (policy Specified Amount plus Rider Death Benefit) provided under the original application, with the decrease applying first to the entire Rider Death Benefit portion of such amount, if any, followed by the policy Specified Amount portion.

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RIDER OWNERSHIP. The Owner of the policy to which this rider is attached is the
Owner of this rider.

BENEFICIARY. Unless application for this rider or a later endorsement provides otherwise, the Rider Death Benefit will be paid in accordance with the base policy's beneficiary designation.

AGE OR GENDER INCORRECTLY STATED (AGE INCORRECTLY STATED IF ISSUED ON A GENDER NEUTRAL BASIS). If: (1) the age or gender of the Rider Insured (if the policy was issued on a Sex Distinct basis); or (2) the age of the Rider Insured (if the policy was issued on a Gender Neutral basis) has been misstated to Us, the amount payable will be that which the most recent cost of insurance charge would have purchased at the correct age or gender (age only if the policy was issued on a Gender Neutral basis).

SUICIDE EXCLUSION. If the Rider Insured takes his or her own life, while sane or insane, within 2 years from the Date of Issue of this rider, the amount payable will be limited to the Monthly Deductions made for this rider.

When the laws of the state in which the policy and this rider are delivered require less than this 2-year period, the period will be as stated in such laws.

NOT CONTESTABLE AFTER TWO YEARS. We will not contest payment of the Rider Death Benefit after it has been in force during the Rider Insured's lifetime for 2 years from the date coverage under this rider began.

This provision will not apply to nonpayment of the monthly cost of insurance.

AUTOMATIC CONVERSION. On the policy anniversary nearest the Rider Insured's age 100:

1.   This rider will terminate; and

2. The Specified Amount under the base policy will be increased by the Rider Death Benefit amount being terminated.

TERMINATION. This rider will terminate on the earliest of the following:

1.   On termination of the policy to which this rider is attached; or

2. When any monthly deduction for this rider and the policy is in default beyond the end of the grace period; or

3.   On the policy anniversary nearest the Rider Insured's age 100; or

4. On the first Monthly Deduction Day following receipt of the Owner's Written request for termination.

POLICY PROVISIONS APPLICABLE. This rider is subject to all the conditions and provisions of the policy to which it is attached, except as provided herein.

CONSIDERATION. The consideration for this rider is the application for the policy and this rider and deduction of the cost of insurance for this rider.

The effective date of this rider is the Date of Issue of the policy.


                                                 /s/ Matthew E. Winter
                                                 -------------------------------
                                                 President

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